UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2020 (the “Effective Date”), Esports Entertainment Group, Inc. (the “Company”), entered into an Assignment of Intellectual Property Rights Agreement (the “IP Assignment Agreement”), by and among the Company, AHG Entertainment Associates, LLC (“AHG”) and Flip Sports Limited (“Flip”) whereby the Company acquired all intellectual property rights in connection with the software developed by Flip and owned by AHG related to AHG’s online games and rewards platform and all other online software (the “Software”). This includes all works in relation to the same, including, but not limited to the source code of the Software and all technical and functional information and documentation required to operate the Software, all artwork, content and materials used in connection with the Software and any other works in respect of which AHG is the legal and beneficial owner and which are being used in connection with the Software (the “Works” together with the intellectual property rights in the Software the “Assigned Intellectual Property”).

The IP Assignment Agreement is subject to Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Transfer Regulations”) pursuant to U.K. labour law, protecting employees whose business is being transferred to another business. Accordingly, as of the Effective Date, all employees of Flip (the “Flip Employees”) will become employees of the Company or one of its operating subsidiaries pursuant to the same terms of employment such employees maintained with Flip.

As consideration for the Assigned Intellectual Property, the Company agreed to pay AHG an aggregate of $1,100,000 (the “Purchase Price”) payable as follows: (a) USD$100,000 in cash on the Effective Date (“Cash Consideration”); and (b) that certain number of shares the Company’s restricted common stock, equal to USD$1,000,000 (the “Share Consideration”) at a price per share equal to the 30-day weighted average of the Company’s common stock immediately prior to the issuance in accordance with the following payment schedule (i) that certain number of shares equal to USD$500,0000 issued to AHG on the Effective Date (“Closing Shares”); and (ii) that certain number of shares equal to USD$500,000 of restricted common stock (the “Post Closing Shares”) issued to AHG on the sixth (6) month anniversary of the Effective Date (“Final Payment Date”), subject to the continued employment of certain key employees of Flip as identified in the IP Assignment Agreement (the “Key Employees”). The cash equivalent amount of the Post Closing Shares shall be reduced by $100,000 per Key Employee no longer with the Company on the Final Payment Date.

In consideration for and as a condition to AHG entering into the IP Assignment Agreement, the Company and AHG entered into an Agreement for the License of Software on a Source Code Basis (the “License Agreement”) whereby the Company granted AHG a perpetual license to the Software subject to restrictions as to its use as well ongoing development and support services.

From the Effective Date until the 4th anniversary of the Effective Date of the IP Assignment Agreement, AHG may (i) use, reproduce and exploit the AHG Software Copy (as defined in the License Agreement) on an exclusive basis within the jurisdictions outlined therein; (ii) after the 4th anniversary of the Effective Date use, reproduce and exploit the AHG Software Copy on a non-exclusive basis anywhere in the world; and (iii) at any time after the Effective Date change, copy, alter, add to, take from, adapt or translate the Software in order to create, use and exploit versions of the Software created for AHG and the Company in accordance with the terms of License Agreement.

AHG will not use, reproduce or exploit the Software for any purpose that may be reasonably deemed to be in competition with the Company’s business of online real money gambling.

In consideration of the development of Software customized by the Company pursuant to certain modifications as set forth in the License Agreement, as well the installation of such Software and the knowledge transfer services (“Knowledge Transfer”) provided by the Company in order to assist AHG in its project of creating custom Software to adapt to its own needs, AHG shall pay the Company the sum of thirty thousand pounds (30,000 GBP) per month from the Effective Date until such development and Knowledge Transfer are completed. In consideration for the Company providing any further support services, AHG shall pay to the Company such fee as may be agreed in writing between the parties from time to time based on a developer day rate of £500 per day.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the IP Assignment Agreement and the License Agreement and does not purport to be a complete description of the rights and obligations of the parties to the IP Assignment Agreement and License Agreement, and such descriptions are qualified in their entirety by reference to the full text of the IP Assignment Agreement and License Agreement, which will be filed as exhibits no later than with the Company’s Form 10-Q for the quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: September 9, 2020	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer